Exhibit 3.2

RESTATED ARTICLES OF INCORPORATION

For Use by Domestic Profit Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

1.	The present name of the corporation is: Covisint Corporation

2.	The corporation identification number (CID) assigned by the Bureau is: 01738J

3.	All former names of the corporation are: N/A

4.	The date of filing the original Articles of Incorporation was April 1, 2008.

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation of the corporation:

ARTICLE I

The name of the corporation is: Covisint Corporation (the “Corporation”).

ARTICLE II

The purpose or purposes for which the Corporation is formed are to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act, as amended (the “Act”).

ARTICLE III

The total authorized capital stock is:

3.1	Common Shares 50,000,000 shares, Common Stock, No Par Value (the “Common Stock”).

Preferred Shares 5,000,000 shares, Preferred Stock, No Par value (the “Preferred Stock”).

3.2	A statement of all or any of the relative rights, preferences and limitations of the shares of capital stock is as follows:

(a)	Common Stock. Shares of Common Stock shall have the rights, privileges and limitations as provided by law.

(b)	Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The board of directors (the “Board of Directors”) of the Corporation is hereby authorized by resolution or resolutions to provide for series of Preferred Stock to be issued and, by filing a certificate pursuant to the Act (a “Certificate of Designations”), to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding), and with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(iii) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv) dates at which dividends, if any, shall be payable;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(ix) restrictions on the issuance of shares of the same series or of any other class or series;

(x) the voting rights, if any, of the holders of shares of the series; and

(xi) such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

ARTICLE IV

4.1	The address and mailing address of the current registered office is One Campus Martius, 7th Floor, Detroit, Michigan 48226.

4.2	The name of the current resident agent at the registered office is: Daniel S. Follis, Jr., Secretary.

ARTICLE V

5.1	In anticipation that the Corporation and Compuware may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Compuware (including service of officers and directors of Compuware as directors of the Corporation), the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Compuware and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith.

5.2	No contract, agreement, arrangement or transaction between the Corporation and Compuware shall be void or voidable solely for the reason that Compuware is a party thereto, and Compuware (a) shall have been deemed fully satisfied and fulfilled any duties to the Corporation and its shareholders with respect thereto; (b) shall not be liable to the Corporation or its shareholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (c) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation; and (d) shall be deemed not to have breached any duties of loyalty to the Corporation and its shareholders and not to have received an improper personal gain therefrom, if the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum. Directors of the Corporation who are also directors or officers of Compuware may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract, agreement, arrangement or transaction.

5.3	Compuware shall have the right to, and shall have no duty not to (a) engage in the same or similar business activities or lines of business as the Corporation; (b) do business with any client or customer of the Corporation; and (c) employ or otherwise engage any officer or employee of the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any such activities merely because the Corporation engages in the same or similar activities. Neither Compuware nor any officer or director thereof (except as provided in Section 5.4 of this Article) shall be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of any such activities of Compuware or of such person’s participation therein. In the event that Compuware acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Compuware and the Corporation, Compuware shall have no duty to communicate or present such corporate opportunity to the Corporation, and the Corporation, to the fullest extent permitted by law, renounces any interest or expectancy in such corporate opportunity and waives any claim that such corporate opportunity should have been presented to the Corporation. Compuware shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that Compuware pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.

5.4

In the event that a director or officer of the Corporation who is also a director or officer of Compuware acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Compuware and which may be properly pursued by the Corporation as part of the Corporation’s development and marketing of cloud engagement Platform-as-a-Service offerings, such director or officer of the Corporation (a) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its shareholders with respect to such corporate opportunity; (b) shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that Compuware pursues or acquires such corporate opportunity for itself or direct such corporate opportunity to another person or does not present such corporate opportunity to the Corporation; (c) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of Article VIII hereof and the other provisions of these Articles of Incorporation; and (d) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its shareholders or to have derived an improper personal economic gain therefrom for the purposes of Article VIII thereof and the other provisions of these Articles of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:

(i) where a corporate opportunity is offered to a person who is a director but not an officer of the Corporation and who is also a director or officer of Compuware, the Corporation shall be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation;

(ii) where a corporate opportunity is offered to a person who is an officer of both the Corporation and Compuware, the Corporation shall be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as an officer of the Corporation;

(iii) where a corporate opportunity is offered to a person who is an officer of the Corporation and who is also a director but not an officer of Compuware, the Corporation shall be entitled to pursue such opportunity unless such opportunity is expressly offered to such person solely in his or her capacity as a director of Compuware, in which case Compuware shall be entitled to pursue such opportunity; and

(iv) if an officer or director of the Corporation, who also serves as an officer or director of Compuware, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Compuware in any manner not addressed by Section 5.4, clauses (i), (ii) or (iii), such officer or director shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of fiduciary duty as an officer or director of the Corporation by reason of the fact that Compuware pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.

The provisions of this Section 5.4 are not intended to be an allocation of corporate opportunities between the Corporation and Compuware or an exhaustive statement of corporate opportunities which may be available to the Corporation, pursuit of which shall be in accordance with these Articles of Incorporation and applicable law.

5.5	For the purposes of this Article V, “corporate opportunities” of the Corporation shall include business opportunities contemplated by the Corporation’s development and marketing of cloud engagement Platform-as-a-Service offerings, and which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Compuware or its officers or directors will be brought into conflict with that of the Corporation:

(a)	For purposes of this Article V, “Corporation” means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests.

5.6	Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article V.

5.7	Except for Section 5.2, Section 5.5, Section 5.6, Section 5.7 and Section 5.8, this Article shall become inoperative and of no effect on the later of (a) the Operative Date and (b) the date upon which no officer or director of the Corporation is also an officer or director of Compuware. Neither the alteration, amendment, termination or repeal of this Article nor the adoption of any provision inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such alteration, amendment, termination, repeal or adoption. Following the later of (a) the Operative Date and (b) the date upon which no officer or director of the Corporation is also an officer or director of Compuware, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal economic gain, but shall be governed by the other provisions of these Articles of Incorporation, the Bylaws, the Act and other applicable law.

5.8	Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with the purpose and intent of this Article V.

ARTICLE VI

When a compromise or arrangement or a plan of reorganization of this Corporation is proposed between this Corporation and its creditors or any class of them or between this Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all of the shareholders or class of shareholders and also on this Corporation.

ARTICLE VII

7.1	Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted; provided, however, that except as otherwise provided by a Certificate of Designations, from and after the date that Compuware ceases to be the beneficial owner of shares representing at least a majority of votes entitled to be cast by the holders of Common Stock, any action required or permitted to be taken by shareholders may be effected only at a duly called annual or special meeting of shareholders and may not be effected by a written consent or consents by shareholders in lieu of such a meeting.

7.2	Except as otherwise required by law or provided by a Certificate of Designations, special meetings of shareholders of the Corporation may be called only by (a) the Chairman of the

Board of Directors; (b) the Board of Directors or the Secretary of the Corporation pursuant to a resolution adopted by a majority of directors then in office; or (c) Compuware, so long as Compuware is the beneficial owner of at least a majority of votes entitled to be cast by the holders of Common Stock. No business other than that stated in the notice of a special meeting of shareholders shall be transacted at such special meeting.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, this Article shall not eliminate or limit the liability of a director for any of the following:

8.1	A breach of the director’s duty of loyalty to the Corporation or its shareholders.

8.2	Acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law.

8.3	A violation of Section 551(1) of the Michigan Business Corporation Act.

8.4	A transaction from which the director derived an improper personal benefit.

8.5	An act or omission occurring before the effective date of this Article.

Any repeal, amendment or other modification of this Article shall not increase the liability or alleged liability of any director of the Corporation then existing with respect to any state of the facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. If the Act is subsequently amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the Act as so amended.

ARTICLE IX

These Articles of Incorporation may be amended, altered or repealed by the affirmative vote of a majority of the votes entitled to be cast thereon; provided, however, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles of Incorporation or the Bylaws, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with the purpose and intent of Article V.

ARTICLE X

For purposes of these Articles of Corporation:

10.1	“beneficial owner” and “beneficial ownership” have the meaning ascribed to such terms in Rule 13d-3 under the Securities Act of 1933, as amended, but shall not include shares of Common Stock beneficially owned by Compuware but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an affiliate of Compuware being a sponsor or advisor of a mutual or similar fund that beneficially owns shares of Common Stock.

10.2	“Distribution” means a distribution by Compuware of Common Stock (and Preferred Stock, if any) of the Corporation or common stock (and preferred stock, if any) of a Person that is a successor to the Corporation to holders of common stock of Compuware intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended, or any successor thereto.

10.3	“Compuware” means Compuware Corporation, a Michigan corporation, all successors to Compuware Corporation by way of merger, consolidation or sale of substantially all of its assets, and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations or other entities in which Compuware Corporation: (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profits interest, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any Subsidiary of the Corporation (any such successor in interest, corporation, limited liability company, joint venture, partnership, trust, association or other entity referred to in this definition shall be deemed to be a “Compuware Company”).

10.4	“Operative Date” means the first date on which Compuware ceases to beneficially own twenty percent (20%) or more of the aggregate number of shares of the then outstanding Common Stock.

10.5	“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, trust or other entity, including governmental authorities.

10.6	“Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which the Corporation: (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profits interest, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

ARTICLE XI

These Restated Articles of Incorporation shall become effective upon filing with the Michigan Department of Licensing and Regulatory Affairs (the “Effective Date”).

11.1	These Restated Articles of Incorporation were duly adopted on the 23rd day of May, 2013, in accordance with the provisions of Section 642 of the Act and: (check one of the following)

☐	were duly adopted by the Board of Directors

☐	without a vote of the shareholders. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

☐	were duly adopted by the shareholders. The necessary number of shares as required by statute were voted in favor of these Restated Articles.

☐	were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

☒	were duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

Signed this 23rd day of May, 2013

/s/ Daniel S. Follis, Jr.

Daniel S. Follis, Jr., Secretary
(Print or type name and title)

Document will be returned to name and

mailing address indicated below.

(Include name, street and number (or

P.O. Box), city, state and zip code.):

Dawn Short, Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226